PLEDGE AND LOAN AGREEMENT    Contract No. 48 (Year 2009)

LENDER:	FOSHAN NANHAI KE DA HENG SHENG AQUATIC, CO LTD

MORTGAGOR:	ZHENG YAN CHANG

BORROWER:	FOSHAN NANHAI AGRICULTURAL CREDIT UNION- DANZAO BRANCH

In accordance with the relevant national laws and regulations, the Lender, Mortgagor and the Borrower, following equality, voluntary participation, fairness and the principle of good faith, entered into this contract through consultation.

Article 1

The borrower agrees to release the loan to the lender as follows:

(1)	Loan Type: Long term loan
(2)	Purpose of the loan: Purchase of fish and feed
(3)	Loan amount(Capital): RMB FIVE MILLION
(4)	Loan period: 1/14/2009 to 1/14/2011
Actual loan date and expiry date accords with the loan receipt. Loan receipt is the integral part of this agreement and bears the same legal effect.
(5)
Monthly interest rate is 0.45%. For the contract period under one year, the fixed interest rate applied to the loan under this contract is the Yearly RMB benchmark interest rates available on the effective date of this contract from the People’s Bank of China. For the loan contract period over one year, the interest rate is adjusted effective from January 1st for the succeeding year after the drawn down, and the interest rate is adjusted on pro-rata basis by reference to the original interest rate for each revisions stipulated by the People’s Bank of China.

Under the contract period, whenever there is any revision in interest rate stipulated by the People’s Bank of China, the borrower will make necessary adjustments without notification to the guarantor and lender separately.
(6)	Mode of repayment: interest payment repayable monthly; principal payment repayable on each installments

Article 2
The mortgagor voluntarily pledges its security with good title, upon valuation, for the purpose of loan financing.
1.
When the borrower could not repay the loan in due time as stipulated in this agreement, the mortgagee has the right to sell, to offer to sell in auction or other ways, and the sales proceeds are used to repay the loan outstanding.

2.	The scope of the pledge includes the principal, interest and incidental expenses in connection with the loan.
3.	The effect of the pledge extends to its appurtenance, accession right and interest.
4.	The period of the pledge begins from the date of pledging the security to the date of full repayment of the all debts.
5.	During the period of the mortgage, the security as listed in the schedule of pledge is maintained by the mortgagor,
6.
The security cannot be categorized in the scope of property under bankruptcy within this agreement. The surplus of value of security over the repayment of the loan, interest and all related expenses outstanding can be classified in the scope of property under bankruptcy.

Article 3         Undertaking by lender

(1)	punctual payment of outstanding interest
(2)	the monies are used in accordance with the contract and the purpose of the borrowed funds cannot be changed.
(3)	Monthly genuine financial statement including balance sheet and profit and loss account, and the bank account details to be provided to the borrower
(4)	Facilitate the checking and supervision by the borrower on the status of use of loan, and the operating and financing activities
(5)	Whenever there is guarantee to third parties by pledging the lender’s assets, there should be notification in advance and bears no impact on the recoverability of the loan in due times.
(6)	Notification should be made to the borrower whenever there is change in legal representative or its residential address; place of operation or the change in registered share capital
(7)	Notification should be made to the borrower and the repayment of loan should be executed for the following conditions:
Any change in structure such as subcontracting, lease, joint venture and share reorganization, divestment, being acquired( or merged), transfer of equity ownership at consideration, investment etc.

Article 4         Undertaking by mortgagor
(1)
The mortgagor has right of disposition towards the security. The security is free from any disputes, foreclosure, seizure and supervision. If the security already leased is used for the purpose of pledge, written notification should be made to the mortgagee.

(2)	The mortgagor has the obligation to maintain safe custody and in good shape and condition, and to bear the cost of maintenance and custody.
(3)
During the mortgage period, consent should be sought from the mortgagee for the transfer of rights of the security at consideration. The proceeds from the transfer should be firstly applied to the earlier repayment of debts outstanding or agreement of repayment schedule to be reached with the mortgagee

(4)
The security should be adequately insured. The recovery proceeds from the insurance should be firstly applied to the repayment of debts outstanding or agreement of repayment schedule to be reached with the mortgagee.

(5)	The mortgage is subject to the checking and supervision by mortgagee.
(6)
During the mortgage period, when the security is reconstructed or its appurtenance is upgraded, which becomes the integral part of the security and is therefore the subject for the purpose of the mortgage.

(7)
When there is damage to the security, the lender and the mortgagor should provide new security within 15 days. In case that they cannot provide the new security or new guarantor acceptable to the lender, this lender has the right to terminate this agreement and demand earlier repayment of outstanding debts.

Article 5

(1)	Release the fund to the borrower in specified amount and time.
(2)	Maintain safe custody of the proof of title of the security and return upon full repayment of total debts outstanding.
(3)	No extra charges made to the lender except those stipulated in this contact.
(4)	Maintain confidentiality on the information provided by the borrower

Article 6

Unless special circumstances that the borrower default in repayment on due date, provided that the procedure of mortgage is put in place, the borrower should apply for extension of repayment 30 days before the due date. The extension is effective when the application is accepted and the agreement for extension is signed by both parties. The interest rate is to be determined by the condition of the accumulated period.
During the extension period, the mortgagor’s obligation still exists without the consent by the mortgagor.

Article 7

Default
(A)	Default by borrower
1.	If there is default in principal repayment and no grant of extension, additional interest is levied at the 30% on the original interest stipulated in this agreement.
2.	Compound interest is calculated on the unpaid interest whenever there is default in interest payment.
3.
If there is misappropriation of borrowed fund other than the stated purpose in this agreement, additional interest is calculated at 50% at the normal level based on the portion of misappropriated fund.

4.
Whenever there is serious deterioration in production and operating activities or material lawsuits having significant impact on the normal operating conditions; default in interest payment over three consecutive months; or violation in clause (2) to (7) contained in Article 2 in this agreement, the lender has the right to terminate the release of remaining fund and to demand immediate repayment of outstanding fund not yet overdue at that time. The guarantor has to be responsible for the guarantee obligation of earlier loan repayment.

(B)	Default by lender
1.
In case that the lender could not release the fund in exact amount and in proper time, the penalty should be paid to the lender based on the overdue interest calculated at 30% premium over the normal interest rate stipulated in this agreement taking into the account of the unfulfilled loan amount and overdue days.

2.	The lender should be responsible to relevant department to claim the proof of the title of security for its loss and the incidental expenses should be borne by the lender.

3.	The borrower has the right to refuse for the violation of clause (5) in Article 5 The borrower has the right to complain to the People’s Bank of China for the violation of clause (4) in Article 5.
(C) Default by the mortgagor
In case that the mortgagor violates the terms in Article 4 and the right of mortgage cannot be realized, resulting in the loss incurred by the lender, the mortgagor should be responsible for the compensation.

Article 8
The lender can debit the bank account of the borrower for the repayment of loan on due date, or earlier repayment arises for the conditions in Article 7.

The borrower cannot repay the debt outstanding on the due date or the demand for earlier repayment set out in this agreement, the lender has the right to have the disposition right towards the security. The proceeds are prioritized to repay the debts, and when there is insufficient proceeds to pay off the principal, interest and the expenses incidental to the realization of security, the lender has the right to claim the shortfall.

Article 9
The lender is responsible for the registration of the mortgage. The expenses in connection with the verification, valuation, registration and insurance are borne by the lender.

Article 10
Any disputes arising from this agreement are governed by the jurisdiction in the place of the lender.

Article 11
Miscellaneous
1.	Reminder: The lender has reminded that the borrower and the mortgagor fully read This agreement in detail and all parties have reached the mutual understanding.
2.	This agreement is the master agreement of the mortgage contract of the highest credit line” No. 194 of Year 2009-Danzao Credit Union of Agriculture Bank of China”

Article 12
Any unsatisfactory clauses contained in this agreement are governed by the laws, rules and regulations of China.

Article 13
One agreement copy is each provided to the borrower, lender and mortgagor.

Article 14
This agreement is signed by respective parties and is effective on the registration date.

Borrower:

Borrower(stamped and signed)
Legal representative(signed)

Lender:
Borrower(stamped and signed)
Legal representative(signed)

Mortgagor:
Mortgagor(stamped and signed)
Legal representative(signed)

Attachments: schedule of security

Date of signing: January 14, 2009
Place of signing: Danzao, Foshan